UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                            __________________

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15 (d) OF THE
                    SECURITIES AND EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)   June 27, 1995


                         GOTTSCHALKS INC.
            (Exact Name of Registrant as Specified in Charter)



    Delaware                   1-09100                77-0159791
(State or Other Jurisdiction  (Commission      (IRS Employer
     Of Incorporation)        File Number)    Identification No.)


    7 River Park Place East, Fresno, California,         93720
(Address of Principal Executive Offices)          (Zip Code)



Registrant s telephone number, including area code (209) 434-8000

   (Former Name or Former Address, if Changed Since Last Report)


















Item 5. Other Events

On June 19, 1995, after the Company successfully obtained a judgement to expunge the plaintiffs action for lis pendens on certain of its properties, the Company reached an agreement to settle the lawsuit filed by UML Financial Corporation and M.J.M and Associates, Inc. for $18,400. Pursuant to the settlement agreement executed between the parties, the entire action was dismissed with prejudice on June 27, 1995. The lawsuit, filed in California Superior Court for the County of Fresno, (UML Financial Corporation and M.J.M. and Associates, Inc. v. Gottschalks Inc., et al., Case No. 514020 7), is described more fully in the section entitled "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended January 28, 1995, and Part II, Item 1, of its Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.

On June 29, 1995, the Company finalized the sale and leaseback of its department store located in Capitola, California. The $11.6 million net proceeds received from the transaction were used first to repay $8.0 million of the outstanding balance of the Company's long-term loan with Wells Fargo Bank, N.A. ("Wells Fargo"). The remaining $3.6 million proceeds received were used to reduce outstanding borrowings under the Company's revolving line of credit arrangement with Shawmut Capital Corporation.

On July 3, 1995, Wells Fargo also agreed to revise certain terms of its long-term loan to the Company which had an outstanding balance of $10.1 million as of that date. The long-term loan, as revised, provides for interest on the outstanding principal balance to be charged at a fixed rate of 11.0% and the maturity date of the loan to be extended to February 5, 1997. Prior to such revisions, interest on the outstanding principal balance of the long-term loan was to be charged at rates ranging from 11.0% to 12.0% through the maturity of the loan on June 30, 1996. There were no other significant revisions to the provisions of the arrangement.


Item 7. Financial Statements and Exhibits

     (c)  Exhibits

          10.41 Amendment dated July 3, 1995 to 1994 Amended and Restated Credit Agreement dated as of March 30, 1994, as amended, by and between Gottschalks Inc. and Wells Fargo Bank, N.A.











                         SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GOTTSCHALKS INC.

Date: July 12, 1995                By: /s/ Joseph W. Levy
                                    Name: Joseph W. Levy
                                    Title: Chairman and
                                           Chief Executive Officer